Exhibit 99

NEWS
INVESTOR CONTACT: (818) 225-3550
David Bigelow or Lisa Riordan
COUNTRYWIDE REPORTS 2005 THIRD QUARTER RESULTS
- Diluted Earnings Per Share At $1.03, Despite Hurricane Charge of $0.19 -
- Net Earnings Up 27 Percent From Last Year’s Third Quarter -
- 2005 Earnings Guidance Updated To $3.85 to $4.40 per Diluted Share -
CALABASAS, CA (October 27, 2005) — Countrywide Financial Corporation (NYSE: CFC) today announced results for the quarter ended September 30, 2005. Third quarter results include the following:
•	Consolidated net earnings were $634 million, an increase of 27 percent from 2004’s third quarter net earnings of $498 million.

•	Earnings per diluted share were $1.03, which includes a $0.19 after-tax charge related to this season’s hurricanes, primarily Hurricane Katrina. This compares to last year’s third quarter earnings of $0.81 per diluted share.

•	Pre-tax earnings in the Mortgage Banking segment were $703 million, an increase of 42 percent from the third quarter of 2004.

•	Pre-tax earnings in the Banking segment rose 71 percent from last year’s third quarter to $278 million.

•	Pre-tax earnings in the Capital Markets segment were $92 million, up two percent from the same period last year.

•	Total loan production volume was $147 billion, which increased 60 percent from the comparable quarter last year.
•	On a consolidated basis, Countrywide funded $29 billion of pay-option loans and $27 billion of interest-only loans for the third quarter of 2005. This compares to $7 billion and $18 billion, respectively, for the comparable period last year.

•	The servicing portfolio has grown by $262 billion, or 33 percent, since September 30, 2004 to a record $1.05 trillion at September 30, 2005.

Nine-month results include the following:
•	Consolidated net earnings grew by three percent from the year-ago comparable period to $1.9 billion.

•	Earnings per diluted share were $3.07, up two percent from last year’s nine-month earnings of $3.02 per diluted share.

•	Pre-tax earnings in the Mortgage Banking segment were $2.0 billion, which compares to $2.1 billion for the first nine months of 2004.

•	Pre-tax earnings in the Banking segment advanced 92 percent from last year’s comparable period to $745 million.

•	Pre-tax earnings in the Capital Markets segment were $319 million, which compares to $333 million for the comparable period last year.

•	Total loan production volume was $360 billion, up 35 percent from the comparable period last year.
“Countrywide delivered strong results for the third quarter, notwithstanding a challenging environment that included a relatively flat yield curve, fluctuating interest rates, continued loan pricing pressure and Hurricane Katrina,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “Diluted earnings per share were $1.03, despite an after-tax charge of $0.19 per diluted share for losses related to this season’s hurricanes, primarily Hurricane Katrina. Earnings per share for the first nine months of 2005 were $3.07, which compares to $3.02 for the nine months ended September 30, 2004.
“Our losses related to the hurricanes, primarily Hurricane Katrina, mostly fall within categories related to our insurance operations as well as estimated uninsured losses primarily associated with flood damage on properties that collateralize mortgage loans and loans underlying mortgage servicing rights (MSRs) and residuals. The per-share charge related to the hurricanes is calculated based upon estimated after-tax losses of $115 million. These after-tax loss estimates, by business unit, include a $64 million charge related to our insurance operations; $31 million in the Servicing sector related to impairment of MSRs and residuals as well as a provision for servicing advances relating to government-insured loans. The remainder is attributable to estimated credit losses on loan inventory held at Countrywide Home Loans and loans held for investment at the Bank. These losses are net of expected reinsurance recoverables and other insurance proceeds. We continue to assess the impact of Hurricane Katrina on our businesses, assets and operations and recognize that many factors will affect the ultimate impact on Countrywide as described in the disclaimer at the end of this press release.

“Our thoughts remain with those who were affected by this natural disaster, including members of our Countrywide family. As the nation’s leading mortgage lender and servicer, Countrywide takes seriously the responsibilities of leadership. Operationally, the Company has established the capability to focus on meeting the needs of families and homeowners in the affected areas. In the immediate aftermath of Hurricane Katrina, Countrywide put in place measures to provide temporary mortgage payment relief to homeowners whose homes were destroyed or severely damaged or who were unable to work. Countrywide and its employees also contributed to relief efforts, both financially and as volunteers. I am proud that the Company and its employees have come together and worked tirelessly in response to this tragedy. As rebuilding efforts begin to take shape, Countrywide will continue to be a member of the Gulf Coast communities by fulfilling our mission of delivering the dream of homeownership.
“Countrywide’s overall increase in profitability compared to the third quarter of 2004 was mostly attributable to the Mortgage Banking segment. Mortgage Banking pre-tax income grew to $703 million compared to $496 million in last year’s third quarter, an increase of 42 percent. This increase resulted primarily from a $280 million improvement in Servicing sector earnings, partially offset by an $83 million decrease in Production sector earnings.
“Production sector pre-tax earnings were $414 million for the third quarter of 2005, which compares to $497 million for the third quarter of 2004. Mortgage Banking production volume increased by $54 billion from the third quarter of 2004. The increase in loan volume resulted in a $37 billion increase in loans sold. The benefit of the increase in sales, however, was more than offset by the decline in margins. Production sector margins in the third quarter of 2005 were 32 basis points of loan production, compared to 64 basis points for the third quarter of 2004. Production margins were primarily impacted by reduced gain on sale margins for prime and home equity loans combined with lower net interest income. While we continued to experience overall pricing pressure in the marketplace during the third quarter, the nonprime gain on sale margin improved 38 basis points compared to last quarter.
“In the Servicing sector, pre-tax earnings improved by $280 million from the third quarter of 2004, which resulted in pre-tax servicing margins of 10 basis points for the third quarter of 2005. Servicing fee revenue advanced 38 percent from last year as a result of the $262 billion increase in the servicing portfolio. Amortization expense increased by $259 million due to the low interest rate environment at the beginning of the third quarter of 2005 combined with a larger servicing portfolio. This was largely offset by improvement in the value of the retained interests, net of hedge results, of $221 million. In the third quarter of 2005, the recorded increase in value of MSRs and other retained interests more than offset the decline in value of hedge instruments and the cost of hedging by $16 million. This compares to a net impairment of MSRs and other retained interests in the third quarter last year of $205 million, when MSRs and other retained interests declined in value and hedge gains did not entirely offset the combination of the decline in the value and cost of hedging. The $16 million net recovery in 2005 includes approximately $139 million of hedge costs. Servicing sector performance was negatively impacted in the third quarter of 2005 by hurricane losses of $51 million ($31 million after-tax).
“Assets at Countrywide Bank grew by 109 percent over last year’s third quarter and 8 percent from the second quarter to $71 billion at September 30, 2005. During the quarter, the Bank funded $14.7 billion in loans and retained $9.8 billion. Management continually evaluates the benefits of selling or retaining loans. In making the determination of whether to sell or retain loans, management considers, among other factors, capital levels, earnings growth and current market and economic conditions. The level of net loan retention in the third quarter allowed the Bank to remain on pace to achieve its growth targets, while maintaining appropriate levels of capital on a consolidated basis. To optimize funding operations, we plan to continue to originate certain loans at Countrywide Bank on an ongoing basis, then sell them into the secondary market. Gain on sale of these loans is recognized in the Mortgage Banking segment. Pre-tax earnings in the Banking segment were $278 million in the third quarter of 2005, a gain of 71 percent year over year. Net interest margin experienced compression during the quarter mainly as a result of a lag in the repricing of the Bank’s loan portfolio compared to the increase in the cost of its interest-bearing liabilities.
“In the Capital Markets segment, pre-tax earnings increased by 2 percent over last year to $92 million. The Insurance segment incurred a pre-tax loss of $32 million, which compares to pre-tax earnings of $30 million for the third quarter of 2004. Insurance performance was negatively impacted in the third quarter of 2005 by hurricane losses of $98 million ($64 million after-tax).
“As part of our strategic capital management and as a cost effective means for financing growth, the Company issued $500 million in floating-rate subordinated notes during the third quarter. These subordinated notes are expected to be eligible for Tier 2 regulatory capital treatment and represent an efficient and non-dilutive means for supporting the Company’s capital management efforts. Other Capital raising alternatives under consideration to address future needs include various high equity content securities that would not be dilutive.

“As we begin the fourth quarter, we are well positioned with a $77 billion mortgage loan pipeline, a $171 billion balance sheet and a high quality credit profile in our loan portfolio. In summary, Countrywide has delivered an outstanding quarter despite many challenges. This is a testament to our innovative strategies, our experienced management team, and all of the outstanding people at Countrywide. “
Countrywide’s 2005 earnings guidance was updated at $3.85 to $4.40, which compares to prior guidance of $3.85 to $4.60 per diluted share. Key full-year assumptions behind the guidance include the following:
•	Total mortgage market originations of $3.0 trillion to $3.2 trillion

•	Mortgage Banking segment pre-tax earnings of $2.3 billion to $2.8 billion
•	Company-wide loan production market share of 14.5 percent to 15.0 percent (1)

•	Company-wide loan origination volume of $435 billion to $480 billion (1)

•	Mortgage Banking segment production pre-tax margins of 40 basis points to 50 basis points (2)

•	Average loan servicing portfolio of $970 billion to $990 billion (3)

•	Loan servicing pre-tax margins of 2 basis point to 6 basis points
•	Pre-tax earnings from other segments (Banking, Capital Markets, Insurance and Global Operations) of $1.6 billion to $1.7 billion
(1)	Includes production from the Mortgage Banking and Capital Markets segments and Countrywide Bank

(2)	Excludes pre-tax earnings from Capital Markets and Countrywide Bank production

(3)	Total portfolio, including inventory, Bank portfolio and subservicing; average is computed as an average of the monthly average balances
The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.
Countrywide’s Board of Directors declared a dividend of $0.15 per share. The payable date on the dividend is November 30, 2005 to stockholders of record on November 10, 2005.

MORTGAGE BANKING
Countrywide’s Mortgage Banking segment includes the counterbalancing activities of Loan Production and Loan Servicing — often referred to as the Macro Hedge. In addition, this segment also includes the activities of the Loan Closing Services operations. The Mortgage Banking segment contributed 67 percent of consolidated pre-tax earnings for the third quarter and 64 percent for the first nine months of 2005. Mortgage Banking pre-tax earnings for the third quarter were $703 million, which compares to $496 million for the third quarter of 2004. For the nine months, Mortgage Banking pre-tax earnings were $2.0 billion, which compares to $2.1 billion for the same period last year.
Loan Production
The Loan Production sector is comprised of four distribution channels: prime and nonprime consumer-direct lending through Countrywide Home Loans’ 818-branch retail system, call center operations and the Internet; wholesale lending through a network of mortgage brokers; correspondent lending which buys closed loans from other financial institutions such as independent mortgage companies, commercial banks, savings and loans and credit unions; and loans originated through Countrywide Bank that are sold into the secondary mortgage market.
The Loan Production sector generated $414 million in pre-tax earnings for the 2005 third quarter, which compares to $497 million for the third quarter of 2004. This decrease resulted primarily from a 14 basis point reduction in gain on sale margins combined with a decline in net warehouse spread, partially offset by an increase in volume of loans sold. The table below shows fundings, sales, and gain on sale by product category for the periods indicated.

Mortgage Banking Segment*	Quarter Ended
(dollars in millions)	Sept. 30, 2005	June 30, 2005	Sept. 30, 2004
Prime
Production	$109,382	$84,610	$61,009
Loans sold	$103,118	$84,936	$66,367
Gain on sale (“GOS”)	$778	$674	$544
GOS as % of loans sold	0.75%	0.79%	0.82%

Nonprime
Production	$11,399	$9,669	$9,590
Loans sold	$7,556	$11,481	$7,602
GOS	$173	$218	$92
GOS as % of loans sold	2.28%	1.90%	1.21%

Home Equity
Production	$10,344	$6,875	$6,421
Loans sold	$10,188	$3,020	$9,871
GOS	$223	$122	$291
GOS as % of loans sold	2.19%	4.02%	2.94%

Total production	$131,126	$101,154	$77,019
Total loans sold	$120,862	$99,436	$83,840
Total GOS	$1,174	$1,014	$927
Total GOS as % of loans sold	0.97%	1.02%	1.11%

* Numbers may not be exact due to rounding
Prime margins declined modestly to 75 basis points, down seven basis points from the third quarter of 2004 and four basis points from the second quarter of 2005. This decline was largely attributable to decreased margins in pay-option adjustable rate loans. For the nonprime product, the gain on sale margin increased to 228 basis points, up from a reported 121 basis points in last year’s third quarter. The year-over-year gain-on-sale comparison is favorable due to the timing of the recognition of hedge losses and gain on sale during the third and fourth quarters of 2004. Compared to last quarter, the nonprime gain on sale margin increased 38 basis points. Home equity gain on sale margins decreased 75 basis points from the third quarter last year and 183 basis points from last quarter to 219 basis points in the third quarter of 2005. The decline from last quarter was primarily a result of a substantial increase in sales in the third quarter, which reduced the basis-point contribution to gain on sale from recurring items such as subsequent draws. Across all three product categories, certain loans were retained in inventory at Countrywide Home Loans at September 30, 2005 to optimize a best execution strategy. With nonprime loans in particular, sales execution is currently more advantageous when closed loans are placed into pools. We expect to sell these loans held in inventory at a later date.

Loan Servicing
The Loan Servicing sector reflects the performance of MSRs and other retained interests associated with Countrywide’s owned-servicing portfolio. Since the MSRs generally perform best in higher interest rate environments, management expects that earnings from these assets will, over the long term, act as a natural counter-balance against Loan Production earnings, which typically improve in lower interest rate environments. Generally, in declining interest rate environments, Loan Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Loan Servicing sector to further counteract MSR impairment. As of September 30, 2005, the servicing portfolio was $1.05 trillion, compared to a portfolio of $786 billion at September 30, 2004, with the weighted average coupon of 6.0 percent increasing from 5.9 percent one year ago.
For the quarter, the Loan Servicing sector recorded pre-tax earnings of $258 million, which compares to a pre-tax loss of $23 million for the third quarter of 2004. For the nine months, pre-tax earnings for the Loan Servicing sector were $364 million, which compares to a pre-tax loss of $156 million for the comparable period last year. The capitalization rate on the MSR portfolio now stands at 124 basis points, which compares to 114 basis points at September 30, 2004, when lower interest rates drove lower MSR valuations. The yield on 10-year U.S. Treasury securities, for example, was 4.34 percent on September 30, 2005, up 20 basis points from 4.14 percent one year earlier.
Loan Closing Services
Loan Closing Services are offered through Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations. The LandSafe companies’ pre-tax earnings were $31 million in the third quarter, which compares to $23 million earned during the third quarter last year. For the nine months, pre-tax earnings were $79 million, which compares to $64 million for the nine months of 2004. Pre-tax earnings tend to be driven by Company and industry loan production volume.
BANKING
The Banking segment includes the investment and fee-based activities of Countrywide Bank, along with the activities of Countrywide Warehouse Lending, a provider of mortgage inventory financing to independent mortgage bankers. The Bank continues to leverage its relationship with the Mortgage Banking segment by sourcing high-quality mortgage assets through existing production distribution channels and then funding the loans for either retention in the Bank’s investment portfolio or sale into the secondary mortgage market. The gain on sale related to secondary market sales is recorded in the Mortgage Banking segment’s Production sector. Asset growth is funded by the Bank’s overall low-cost liability base, where growth is driven by the continued expansion of its core retail deposit franchise. The Bank raises retail deposits through the Internet, call centers and 80 financial centers. The Bank activities provide Countrywide with an expanded product menu, lower cost funding sources and opportunities for a diversified revenue stream through net interest income.
At September 30, 2005, total assets at Countrywide Bank reached $71 billion, compared to $34 billion at September 30, 2004, and were comprised of approximately 12 percent cash and investments, 87 percent first lien and home equity mortgage loans and 1 percent other assets. Net interest margin for the quarter was 2.00 percent, as compared to 2.54 percent for the third quarter of 2004. This decline is mainly the result of a lag in the repricing of the Bank’s loan portfolio compared to the increase in the cost of its interest-bearing liabilities. As of September 30, 2005, the Bank had $22 billion of pay-option loans and $14 billion of interest-only loans in its portfolio. This compares to $4 billion and $8 billion, respectively, for the comparable period last year. At September 30, 2005, the principal amount of pay-option loans with accumulated negative amortization was $7.9 billion, which compares to $2.8 million for the same period last year. Of this principal amount, accumulated negative amortization at September 30, 2005 was $25.5 million, which compares to the accumulated negative amortization of $3,000 as of September 30, 2004. In the third quarter of 2005, the Bank produced $2.7 billion in new retail deposits, as well as continued expansion of commercial and escrow deposit accounts. Countrywide Warehouse Lending had average loans outstanding of $7.6 billion during the quarter, an increase of 85 percent from the third quarter of 2004. Overall, quarterly pre-tax earnings for the Banking segment were $278 million, increasing 71 percent from last year’s $163 million, driven primarily by the increase in average earning assets at the Bank. For the nine months, pre-tax earnings advanced 92 percent from last year to $745 million for 2005.
CAPITAL MARKETS
The Capital Markets segment includes a registered securities broker-dealer, a distressed-asset manager and a commercial real estate finance group. Total revenues for Capital Markets in the third quarter were $179 million, with approximately 30 percent derived from conduit activities, 46 percent from underwriting, 21 percent from securities trading, brokerage and other activities, and 3 percent from commercial real estate activities. This compares to total revenues of $167 million in the third quarter of

2004 with approximately 30 percent derived from conduit activities, 57 percent from underwriting, and 13 percent from securities trading, brokerage and other activities. In total, pre-tax earnings for the Capital Markets segment were $92 million in the third quarter of 2005, a gain of 2 percent from the $90 million in the comparable year-ago period, which primarily stemmed from an increase in new business activities. For the nine months, pre-tax earnings were $319 million for 2005 and $333 million for 2004. The year-over-year decrease is primarily the result of lower underwriting and trading revenues as well as an increase in expenses. Underwriting and trading revenues declined primarily as a result of fewer underwritings for the Mortgage Banking segment as well as a decline in margin and volume associated with MBS trading. Revenue increased overall by $9 million, or 2 percent, over the prior year period due to contributions from the commercial real estate business and other new business activities. Higher expenses were incurred primarily as a result of growth of these new business initiatives.
INSURANCE
Countrywide’s Insurance segment includes Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the third quarter of 2005, net premiums earned were $195 million for the carrier and $45 million for the reinsurance group, which compares to $155 million and $40 million, respectively, for the comparable year-ago period. For the nine months of 2005, net premiums earned were $524 million for the carrier and $132 million for the reinsurance group, which compares to $462 million and $116 million, respectively, for the comparable year-ago period. The Insurance segment recorded a pre-tax loss of $32 million in the third quarter of 2005 as a result of a $98 million pre-tax charge related to estimated losses from hurricanes, primarily Hurricane Katrina. Pre-tax earnings for the third quarter of 2004 were $30 million, which included a pre-tax charge of $23 million related to hurricanes. For the nine months of 2005, pre-tax earnings were $80 million, which compares to $130 million in the year-ago period.
GLOBAL OPERATIONS
The principal component of the Global Operations segment is Global Home Loans (GHL), the Company’s U.K. joint venture, organized to process loan originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans in the U.K. with outstanding balances of $106 billion. Other companies included in the Global Operations segment engage in technology services, property valuation and back-office, call center and data entry work for GHL and other Countrywide divisions. Pre-tax earnings for the third quarter were $8 million, which compares to

$10 million for the third quarter of 2004. For the nine months of 2005, pre-tax earnings were $18 million, which compares to $31 million for the comparable year-ago period. This decline resulted primarily from lower levels of new loan processing volumes.
Conference Call
Countrywide will host a live conference call to discuss quarterly results today at 11:00 am Eastern. The dial-in number for the live conference call is (800) 230-1096 (U.S.) or (612) 288-0340 (International). The management discussion will be available for replay through midnight on Wednesday, November 9, 2005. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 797872, respectively.
An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), and can be accessed by clicking on “Investor Relations” on the website main page and clicking on the supporting slide show text link for the 2005 third quarter earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.
About Countrywide
Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts mortgage-related investment banking; provides property, life and casualty insurance; manages a captive mortgage reinsurance company; and holds a majority interest in a U.K. mortgage banking joint venture. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
Many factors could ultimately affect the financial impact of Hurricane Katrina on Countrywide, including, but not limited to, new information that will become available as the affected areas become accessible; the short-term and long-term impact on the economies of the affected communities; the conduct of borrowers in the affected areas; the actions of various third parties, including government agencies and government-sponsored entities that support housing, insurance companies, lenders and mortgage insurance companies; the apportionment of liability among insurers; the availability of catastrophic reinsurance proceeds; factors impacting property values in the affected areas, including any environmental factors such as the presence of toxic chemicals; subsequent storm activity; and other factors.
This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
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COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended			Nine Months Ended
	September 30,		%	September 30,		%
(In thousands, except per share data)	2005	2004	Change	2005	2004	Change
	(unaudited)			(unaudited)
Revenues
Gain on sale of loans and securities	$1,284,992	$1,020,861	26%	$3,792,152	$3,559,751	7%

Interest income	2,225,098	1,225,206	82%	5,467,663	3,349,282	63%
Interest expense	(1,588,994)	(671,969)	136%	(3,814,165)	(1,765,302)	116%

Net interest income	636,104	553,237	15%	1,653,498	1,583,980	4%
Provision for loan losses	(54,834)	(8,360)	556%	(91,557)	(48,888)	87%

Net interest income after provision for loan losses	581,270	544,877	7%	1,561,941	1,535,092	2%

Loan servicing fees and other income from retained interests	1,103,533	812,940	36%	3,095,040	2,372,353	30%
Amortization of mortgage servicing rights	(653,351)	(394,069)	66%	(1,607,911)	(1,377,728)	17%
Recovery (impairment) of retained interests	853,667	(795,614)	N/M	(209,938)	(612,132)	(66%)
Servicing hedge (losses) gains	(837,241)	590,967	N/M	(242,375)	114,312	N/M

Net loan servicing fees and other income from retained interests	466,608	214,224	118%	1,034,816	496,805	108%

Net insurance premiums earned	240,079	194,778	23%	655,075	577,413	13%
Commissions and other revenue	138,669	134,763	3%	380,462	380,406	0%

Total revenues	2,711,618	2,109,503	29%	7,424,446	6,549,467	13%

Expenses
Compensation	988,614	850,384	16%	2,625,236	2,301,138	14%
Occupancy and other office	228,263	155,608	47%	642,056	454,481	41%
Insurance claims	183,758	106,721	72%	348,479	275,148	27%
Advertising and promotion	56,412	47,586	19%	165,206	121,381	36%
Other operating	202,893	162,027	25%	507,913	442,983	15%

Total expenses	1,659,940	1,322,326	26%	4,288,890	3,595,131	19%

Earnings before income taxes	1,051,678	787,177	34%	3,135,556	2,954,336	6%
Provision for income taxes	417,793	289,106	45%	1,246,361	1,126,597	11%

NET EARNINGS	$633,885	$498,071	27%	$1,889,195	$1,827,739	3%

Earnings per Share:
Basic	$1.07	$0.88	22%	$3.21	$3.27	(2%)
Diluted	$1.03	$0.81	27%	$3.07	$3.02	2%

Weighted Average Shares Outstanding:
Basic	594,130	563,460	5%	588,663	559,749	5%
Diluted	616,992	612,716	1%	614,782	605,661	2%
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COUNTRYWIDE FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	%
(In thousands, except share data)	2005	2004	Change
	(unaudited)	(audited)
Assets
Cash	$1,488,581	$751,237	98%
Mortgage loans and mortgage-backed securities held for sale	35,217,353	37,350,149	(6%)
Trading securities owned, at market value	11,883,408	10,558,387	13%
Trading securities pledged as collateral, at market value	965,062	1,303,007	(26%)
Securities purchased under agreements to resell, federal funds sold and securities borrowed	23,215,276	13,456,448	73%
Loans held for investment, net	67,775,774	39,661,191	71%
Investments in other financial instruments	10,706,071	10,091,057	6%
Mortgage servicing rights, net	11,428,404	8,729,929	31%
Premises and equipment, net	1,218,559	985,350	24%
Other assets	7,394,547	5,608,950	32%

Total assets	$171,293,035	$128,495,705	33%

Liabilities
Notes payable	$75,139,971	$66,613,671	13%
Securities sold under agreements to repurchase and federal funds purchased	34,204,928	20,465,123	67%
Deposit liabilities	37,798,722	20,013,208	89%
Accounts payable and accrued liabilities	8,389,148	8,507,384	(1%)
Income taxes payable	3,521,150	2,586,243	36%

Total liabilities	159,053,919	118,185,629	35%

Commitments and contingencies	—	—	—

Shareholders’ Equity
Preferred stock — authorized, 1,500,000 shares of $0.05 par value; none issued and outstanding	—	—	—
Common stock — authorized, 1,000,000,000 shares of $0.05 par value; issued, 597,311,402 shares and 581,706,836 shares at September 30, 2005 and December 31, 2004, respectively; outstanding, 597,181,258 shares and 581,648,881 shares at September 30, 2005 and December 31, 2004, respectively	29,865	29,085	3%
Additional paid-in capital	2,887,658	2,570,402	12%
Accumulated other comprehensive income	100,050	118,943	(16%)
Retained earnings	9,221,543	7,591,646	21%

Total shareholders’ equity	12,239,116	10,310,076	19%

Total liabilities and shareholders’ equity	$171,293,035	$128,495,705	33%

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COUNTRYWIDE FINANCIAL CORPORATION
LOANS HELD FOR INVESTMENT, NET AND OTHER ASSETS

	September 30,	December 31,	%
(In thousands)	2005	2004	Change
	(unaudited)	(audited)
Loans Held for Investment, Net
Mortgage loans	$61,243,405	$34,195,735	79%
Warehouse lending advances secured by mortgage loans	4,546,137	3,681,830	23%
Defaulted FHA-insured and VA-guaranteed loans repurchased from securities	1,262,551	1,518,642	(17%)

	67,052,093	39,396,207	70%

Purchase premium/discount and deferred loan origination costs	908,465	390,030	133%
Allowance for loan losses	(184,784)	(125,046)	48%

Total loans held for investment, net	$67,775,774	$39,661,191	71%

Other Assets
Securities broker-dealer receivables	$1,895,306	$818,299	132%
Investments in Federal Reserve Bank and Federal Home Loan Bank stock	1,329,975	795,894	67%
Reimbursable servicing advances	816,947	1,355,584	(40%)
Interest receivable	724,464	426,962	70%
Receivables from custodial accounts	567,305	391,898	45%
Capitalized software, net	326,449	286,504	14%
Cash surrender value of assets held in trust for deferred compensation plan	220,854	184,569	20%
Prepaid expenses	203,877	212,310	(4%)
Restricted cash	190,717	200,142	(5%)
Receivables from sale of securities	107,338	143,874	(25%)
Derivative margin accounts	83,303	99,795	(17%)
Other	928,012	693,119	34%

Total other assets	$7,394,547	$5,608,950	32%

(more)

COUNTRYWIDE FINANCIAL CORPORATION
INVESTMENTS IN OTHER FINANCIAL INSTRUMENTS

	September 30,	December 31,	%
(In thousands)	2005	2004	Change
	(unaudited)	(audited)
Investments in Other Financial Instruments
Available-for-sale securities:
Mortgage-backed securities	$6,667,730	$6,009,819	11%
Obligations of U.S. Government-sponsored enterprises	409,423	279,991	46%
Municipal bonds	347,434	208,239	67%
U.S. Treasury securities	137,995	66,030	109%
Other	2,344	3,685	(36%)

Subtotal	7,564,926	6,567,764	15%

Other interests retained in securitization classified as available-for-sale securities:
Nonconforming interest-only and principal-only securities	303,072	191,502	58%
Prime home equity line of credit transferor’s interest	223,280	273,639	(18%)
Nonprime residual securities	214,249	237,695	(10%)
Prime home equity residual securities	158,252	275,598	(43%)
Prepayment penalty bonds	103,351	61,483	68%
Prime home equity interest-only securities	16,025	27,950	(43%)
Nonprime interest-only securities	9,657	84,834	(89%)
Nonconforming residual securities	3,380	11,462	(71%)
Subordinated mortgage-backed pass-through securities	2,213	2,306	(4%)

Total other interests retained in securitization classified as available-for-sale securities	1,033,479	1,166,469	(11%)

Total available-for-sale securities	8,598,405	7,734,233	11%

Other interests retained in securitization classified as trading securities:
Prime home equity residual securities	708,532	533,554	33%
Nonprime residual securities	335,596	187,926	79%
Prime home equity line of credit transferor’s interest	232,709	—	N/M
Nonconforming residual securities	11,800	20,555	(43%)

Total other interests retained in securitization classified as trading securities	1,288,637	742,035	74%

Hedging instruments:
Servicing	632,534	1,024,977	(38%)
Debt	186,495	589,812	(68%)

Total investments in other financial instruments	$10,706,071	$10,091,057	6%

(more)

COUNTRYWIDE FINANCIAL CORPORATION
SELECTED OPERATING DATA
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Dollar amounts in millions)	2005	2004	Change	2005	2004	Change

Volume of loans produced	$147,123	$91,827	60%	$360,226	$267,694	35%

Number of loans produced	772,114	589,762	31%	1,978,559	1,708,612	16%

Loan closing services (units):
Number of credit reports, flood determinations, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, and home inspections	6,093,962	4,380,711	39%	16,702,096	12,339,243	35%

Capital Markets
Securities trading volume (1)	$971,373	$794,796	22%	$2,687,488	$2,366,812	14%

Insurance
Net premiums earned:
Carrier	$195.4	$155.1	26%	$523.6	$461.9	13%
Reinsurance	44.7	39.7	13%	131.5	115.5	14%

Total net premiums earned	$240.1	$194.8	23%	$655.1	$577.4	13%

	September 30,		%
	2005	2004	Change

Mortgage loan pipeline
(loans-in-process)	$76,821	$50,887	51%

Loan servicing portfolio (2)	$1,047,623	$785,992	33%

Number of loans serviced (2)	7,203,562	5,889,950	22%

MSR portfolio (3)	$922,344	$708,124	30%

Assets held by Countrywide Bank
(in billions)	$71.0	$33.9	109%

Global Operations
Global Home Loans subservicing volume (in billions)	$106	$110	(4%)

(1)	Includes trades with Mortgage Banking Segment.

(2)	Includes loans held for sale, loans held for investment and loans serviced under subservicing agreements for others.

(3)	Represents loan servicing portfolio reduced by loans held for sale, loans held for investment and subservicing.
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18-18-18
COUNTRYWIDE FINANCIAL CORPORATION
QUARTERLY SEGMENT ANALYSIS
(Unaudited)

	Quarter Ended September 30, 2005
	Mortgage Banking
	Loan	Loan	Closing			Capital		Global
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$1,173,687	$6,572	$—	$1,180,259	$—	$97,173	$—	$—	$7,560	$1,284,992
Net interest income after provision for loan losses	140,697	26,930	926	168,553	323,749	71,599	12,781	914	3,674	581,270
Net loan servicing fees (1)	—	447,363	—	447,363	—	1,206	—	26,655	(8,616)	466,608
Net insurance premiums earned	—	—	—	—	—	—	240,079	—	—	240,079
Commissions, fees and other income (2)	69,874	(10,507)	75,091	134,458	57,432	8,985	11,034	30,572	(103,812)	138,669

Total revenues	1,384,258	470,358	76,017	1,930,633	381,181	178,963	263,894	58,141	(101,194)	2,711,618
Expenses	970,527	212,692	44,878	1,228,097	102,917	86,921	296,013	49,988	(103,996)	1,659,940

Earnings (loss) before income taxes	$413,731	$257,666	$31,139	$702,536	$278,264	$92,042	$(32,119)	$8,153	$2,802	$1,051,678

	Quarter Ended September 30, 2004
	Mortgage Banking
	Loan	Loan	Closing			Capital		Global
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Grand Total
Revenues
Gain on sale of loans and securities	$926,631	$15,495	$—	$942,126	$3,164	$68,533	$—	$—	$7,038	$1,020,861
Net interest income after provision for loan losses	340,796	(86,367)	373	254,802	190,414	88,457	11,108	604	(508)	544,877
Net loan servicing fees (1)	—	191,573	—	191,573	—	1,149	—	26,232	(4,730)	214,224
Net insurance premiums earned	—	—	—	—	—	—	194,778	—	—	194,778
Commissions, fees and other income (2)	45,203	14,527	57,974	117,704	24,493	8,720	14,996	30,202	(61,352)	134,763

Total revenues	1,312,630	135,228	58,347	1,506,205	218,071	166,859	220,882	57,038	(59,552)	2,109,503
Expenses	816,079	157,895	35,802	1,009,776	54,900	76,724	191,262	47,227	(57,563)	1,322,326

Earnings (loss) before income taxes	$496,551	$(22,667)	$22,545	$496,429	$163,171	$90,135	$29,620	$9,811	$(1,989)	$787,177

(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.
(more)

19-19-19
COUNTRYWIDE FINANCIAL CORPORATION
YEAR-TO-DATE SEGMENT ANALYSIS
(Unaudited)

	Nine Months Ended September 30, 2005
	Mortgage Banking
	Loan	Loan	Closing			Capital		Global		Grand
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Total
Revenues
Gain on sale of loans and securities	$3,424,536	$29,475	$—	$3,454,011	$(808)	$320,568	$—	$—	$18,381	$3,792,152
Net interest income after provision for loan losses	472,716	(42,002)	2,374	433,088	867,666	212,486	35,904	2,747	10,050	1,561,941
Net loan servicing fees (1)	—	964,702	—	964,702	—	3,387	5,881	82,385	(21,539)	1,034,816
Net insurance premiums earned	—	—	—	—	—	—	655,075	—	—	655,075
Commissions, fees and other income (2)	175,797	(16,926)	203,468	362,339	155,647	24,545	39,475	84,326	(285,870)	380,462

Total revenues	4,073,049	935,249	205,842	5,214,140	1,022,505	560,986	736,335	169,458	(278,978)	7,424,446
Expenses	2,515,526	571,291	126,707	3,213,524	277,140	242,046	656,169	151,945	(251,934)	4,288,890

Earnings (loss) before income taxes	$1,557,523	$363,958	$79,135	$2,000,616	$745,365	$318,940	$80,166	$17,513	$(27,044)	$3,135,556

	Nine Months Ended September 30, 2004
	Mortgage Banking
	Loan	Loan	Closing			Capital		Global		Grand
(In thousands)	Production	Servicing	Services	Total	Banking	Markets	Insurance	Operations	Other	Total
Revenues
Gain on sale of loans and securities	$3,233,502	$116,019	$—	$3,349,521	$5,691	$185,334	$—	$—	$19,205	$3,559,751
Net interest income after provision for loan losses	1,005,700	(300,971)	859	705,588	453,642	343,201	32,200	1,567	(1,106)	1,535,092
Net loan servicing fees (1)	—	427,007	—	427,007	—	2,558	—	79,209	(11,969)	496,805
Net insurance premiums earned	—	—	—	—	—	—	577,413	—	—	577,413
Commissions, fees and other income (2)	88,254	45,231	161,954	295,439	68,359	20,847	47,309	87,677	(139,225)	380,406

Total revenues	4,327,456	287,286	162,813	4,777,555	527,692	551,940	656,922	168,453	(133,095)	6,549,467
Expenses	2,160,470	442,979	98,667	2,702,116	139,830	219,023	526,770	137,228	(129,836)	3,595,131

Earnings (loss) before income taxes	$2,166,986	$(155,693)	$64,146	$2,075,439	$387,862	$332,917	$130,152	$31,225	$(3,259)	$2,954,336

(1)	Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on retained interests, net of amortization of mortgage servicing rights, recovery (impairment) of retained interests and servicing hedge gains (losses).

(2)	Consists primarily of revenues from ancillary products and services, including title, escrow, appraisal, credit reporting and home inspection services and insurance agency commissions.
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